UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2006

THE A CONSULTING TEAM, INC. (Exact name of registrant as specified in its charter)

New York	0-22945	13-3169913
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

200 Park Avenue South, New York, New York 10003 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 979-8228

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                Item 1.01Entry of Material Definitive Agreement.

In connection with the sale of stock by Mr. BenTov described in Item 5.01 below, Keltic Financial Partners, LP ("Keltic") provided a waiver of any default under Section 19.1(m) of the Restated and Amended Loan and Security Agreement dated as of March 23, 2004, by and between The A Consulting Team, Inc., International Object Technology, Inc. and Keltic, as amended (the "Loan Agreement"). Under Section 19.1(m) of the Loan Agreement, a default would occur in the event that Mr. BenTov's ownership of TACT's outstanding shares was at a level below 10%. Without the waiver, the sale by Mr. BenTov described in Item 5.01 below would have resulted in a default under Section 19.1 (m). The waiver, dated March 30, 2006, has certain conditions subsequent which TACT must satisfy by April 30, 2006, including payment of a nominal fee and delivery of certain standard acknowledgements regarding the validity of the Loan Agreements and any obligations thereunder. TACT will satisfy the conditions subsequent prior to April 30, 2006.

                Item 5.01.    Change in Control Registrant.

On March 30, 2006, Shmuel BenTov, his wife, Ronit BenTov, and his sons, Jonthan BenTov and Yaneev BenTov, (collectively the "Sellers") entered into a Stock Purchase Agreement with Helios & Matheson Information Technology Ltd. (“H&M”), pursuant to which H&M purchased an aggregate of 1,024,697 shares of common stock ("Common Stock") of The A Consulting Team ("TACT") from the Sellers. Mr. BenTov sold 979,487 shares of Common Stock held individually and Mr. and Mrs. BenTov sold 7,500 shares held jointly. Each of Mr. BenTov's children sold 18,855 shares of Common Stock, respectively. TACT is not a party to the Stock Purchase Agreement or any of the related agreements. Mr. BenTov is a director and the Chief Executive Officer and President of TACT; however, Mr. BenTov entered into the Stock Purchase Agreement and the related agreements solely in his capacity as a stockholder.

Based upon 2,382,301 shares of Common Stock outstanding as of March 24, 2006, the 1,024,697 shares of Common Stock acquired by H&M represent 43.0% of the issued and outstanding voting securities of TACT. To TACT's knowledge, H&M does not beneficially own directly or indirectly any other shares of Common Stock of TACT. TACT anticipates that H&M will request the appointment or nomination of directors to the Board of Directors of TACT. However, there are no current arrangements or understandings between TACT and H&M regarding the resignation, appointment or nomination of directors or the appointment, resignation or removal of any officer of TACT. H&M has no contractual rights to appoint directors or officers of TACT or to cause the resignation of any existing TACT directors or officers. As the holder of 43.0% of TACT's outstanding voting securities, H&M will have significant influence on matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

To TACT's knowledge, H&M is an IT services organization with its corporate headquarters in Chennai, India. To TACT's knowledge, H&M is a publicly listed company on three stock exchanges in India, the National Stock Exchange (NSE), the Stock Exchange, Mumbai (BSE) and Madras Stock Exchange (MSE).

H&M agreed to pay an aggregate of Eight Million Seven Hundred Fifty Thousand United States Dollars (USD $8,750,000) as consideration for the purchase of the 1,024,697 shares. H&M paid an aggregate of $3,400,000 upon closing (the "Closing") and entered into a promissory note in the principal amount of $5,350,000 payable to the Sellers, as follows:

•	First Payment (the "First Note Installment") Three Hundred Fifty Thousand Dollars ($350,000), plus interest thereon, within six (6) months of the Closing;
•	Second Payment (the "Second Note Installment") of Two Million Five Hundred Thousand Dollars ($2,500,000), plus interest thereon, on the first anniversary of the Closing; and
•

Third Payment (the "Third Note Installment") of Two Million Five Hundred Thousand Dollars ($2,500,000), plus interest thereon, on the second anniversary of the Closing. The Second Note Installment and the Third Note Installment are referred to collectively as the "Deferred Payments".

The promissory note bears interest at the rate of 8.5%. To TACT's knowledge, H&M made the initial payment of $3,400,000 at the Closing from H&M's working capital and internal resources. To TACT's knowledge, H&M intends to make all Deferred Payments and all Earn-Out Payments (as defined below), if any, from H&M's working capital, future earnings and/or the net proceeds of future debt or equity financings.

Mr. BenTov is currently employed as the Chief Executive Officer and President of TACT pursuant to an employment agreement dated as of December 1, 2005 (the "Employment Agreement") which has been previously filed by TACT as Exhibit 10.1 to a Current Report on Form 8-K filed on December 12, 2005. In the event of a termination of Mr. BenTov’s employment by TACT for "Cause" (as defined in the Employment Agreement) or voluntary termination by Mr. BenTov without "Good Reason" (as defined in the Employment Agreement), H&M's obligation to pay any unpaid Deferred Payments shall terminate. In the event of the termination of Mr. BenTov’s employment by TACT without "Cause" or termination by Mr. BenTov with "Good Reason", H&M's obligation to pay the Deferred Payments shall continue.

In addition, H&M has agreed to pay certain earn-out payments ("Earn-Out Payments") as additional consideration for the purchase of the shares of Common Stock as follows:

•	a cash payment equal to 35% of the EBTDA (Earnings before Taxes, Depreciation and Amortization) of TACT for the period beginning April 1, 2006 and ending March 31, 2007; and
•	a cash payment equal to 35% of the EBTDA of TACT for the period beginning April 1, 2007 and ending March 31, 2008;

In the event of a termination of Mr. BenTov’s employment by TACT for Cause or voluntary termination by Mr. BenTov without Good Reason, H&M's obligation to pay any unpaid Earn-Out Payments shall terminate. In the event of the termination of Mr. BenTov’s employment by TACT without Cause or termination by Mr. BenTov with Good Reason, H&M's obligation to pay the Earn-Out Payments shall continue.

If Mr. BenTov voluntarily terminates his employment with TACT other than for Good Reason prior to March 31, 2007, H&M's obligation to pay any Deferred Payments terminates and Sellers must repurchase, at H&M's election, the 1,024,697 shares of Common Stock for an aggregate purchase price equal to the amount of all payments received by Sellers from H&M as of the date of such voluntary termination. If Mr. BenTov voluntarily terminates his employment with TACT other than for Good Reason during the period commencing on April 1, 2007 and ending on March 31, 2008, then Sellers must return the Second Note Installment to H&M.

On March 30, 2006, the Sellers and H&M also entered into a Stock Pledge Agreement, pursuant to which H&M pledged to Sellers the 1,024,697 shares of Common Stock as security for the payment of the Second Note Installment and the Third Note Installment. Certificates representing such shares will be registered in the name of H&M and held by a mutually agreed upon third party pursuant to the terms of the Stock Pledge Agreement.

If H&M procures a letter of credit or bank guarantee or other form of collateral acceptable to the Sellers, H&M may request the Sellers to cancel the pledge and accept the new collateral. Sellers shall not unreasonably withhold their consent to the substitution of such form of security or collateral.

In the Stock Purchase Agreement, H&M agreed to acquire and pay for term life insurance in the amount of $5.0 million on the life of Mr. BenTov. Mr. BenTov’s estate will be the beneficiary. This insurance will be acquired to secure the Deferred Payments in the event of the death of Mr. BenTov. The face amount of the insurance will be reduced to $2.5 million after the Second Note Installment has been paid, and the insurance will be cancelled after the Third Note Installment has been paid.

In the Stock Purchase Agreement, H&M and the Sellers agreed that H&M shall not, and shall cause TACT not to, engage in a "Change in Control" (as defined in the Stock Purchase Agreement) without the consent of Mr. BenTov, which consent shall not be unreasonably withheld. For purposes of the Stock Purchase Agreement, a "Change in Control" will be defined as (i) the sale or transfer prior to payment of Deferred Payments of more than 51% of the shares of TACT Common Stock held by H&M, (ii) the sale or transfer prior to the payment of the Deferred Payments of more than 51% of the shares held by any and all parties in H&M to another person or entity in one or a series of transactions, or (iii) the sale prior to payment of Deferred Payments of more than 50% of the assets of H&M or TACT.

As described above, Mr. BenTov is presently employed as the Chief Executive Officer and President of TACT pursuant to the Employment Agreement. The Employment Agreement expires on December 31, 2007. Mr. BenTov has agreed with H&M to extend the term of the Employment Agreement through March 31, 2008, subject to approval of the Board of Directors of TACT. As of the date hereof, the Board of Directors TACT has not considered nor voted upon any extension of the Employment Agreement.

In the Stock Purchase Agreement, Mr. BenTov agreed that he shall not engage directly or indirectly in the same or similar business being carried on by TACT in the United States for a period of two years from the later of the Closing Date and the termination of his employment. Further, Mr. BenTov also agreed that he will not, directly or indirectly, hire any employee or consultant of TACT, H&M or any subsidiary of H&M. These provisions of the Stock Purchase Agreement shall become null and void in the event of a default in any Deferred Payment or Earn-Out Payment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE A CONSULTING TEAM, INC.

By: /s/ Shmuel BenTov
----------------------
DATE: April 3, 2006	Shmuel BenTov
Chief Executive Officer
and President